January 5, 2005

Major Markets Circuit

Dateline:                Longview, Washington

Contact:                 R. H. Wollenberg
President and Chief Executive Officer
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY REPORTS STRONG FOURTH QUARTER RESULTS

--Strong Second Half Drives Fiscal Year 2004 Earnings to
Highest Level Since Fiscal 2001--

LONGVIEW, Wash., January 5, 2005 - Longview Fibre Company (NYSE:LFB) today announced net income of $9.3 million, or $0.18 per share, for its fourth quarter ended October 31, 2004, compared with net income of $3.6 million, or $0.07 per share, in the comparable quarter last year. Sales for the fourth fiscal quarter were $227.4 million, an increase of 9.4 percent compared with $207.8 million for the same period last year. Fourth quarter operating profit totaled $24.6 million, up 69.8 percent compared with $14.5 million in last year’s fourth fiscal quarter.
For the fiscal year ended October 31, 2004, the company reported sales of $831.2 million, 7.5 percent higher than the $773.3 million reported in fiscal 2003. Net income totaled $13.9 million, or $0.27 per share, up 159.6 percent from net income of $5.4 million, or $0.10 per share, in fiscal 2003.
R. H. Wollenberg, Chairman, President and Chief Executive Officer, said, "We finished fiscal 2004 with our strongest quarterly operating profit in the past 16 quarters and our best quarterly net income in the past 12 quarters. Two of our three operating segments reported operating profits in the fourth quarter and our converted segment would also have achieved profitability in the fourth quarter had it not been for the $2.1 million loss recorded on the sale of our two bag plants in October.
"Throughout the second half of fiscal 2004, industry-wide demand and pricing dynamics showed steady improvement and, coupled with enhanced operational efficiencies and lower interest costs on our reduced debt balance, resulted in improved profitability and strong cash flow. During fiscal 2004, we generated $91.9 million in cash from operations, compared with $96.1 million during fiscal 2003. The decline in cash flow reflected increased working capital needs associated with our increased business activity.
"Looking ahead to fiscal 2005, we expect sustained domestic and Asian demand for our log and lumber products, subject to normal seasonality, and expect our timber segment to remain our most stable source of income and cash flow. We believe U.S. manufacturing rates will continue to recover during 2005 and drive increased demand for packaging and for paper and paperboard converted into other products. Our inventory levels are inline with demand, allowing us to operate our Longview mill and our converting plants at optimum levels as dictated by that demand. We believe we are well positioned to realize greater operating leverage from any upturn in demand."
Mr. Wollenberg concluded, "We’ve made significant investments during the past three years in improved manufacturing capabilities and reliability, new specialized products to address customer needs, enhanced customer relationships, streamlined supply chain management, more efficient inventory and working capital management, upgraded information systems, optimized energy generation and consumption, and rationalized staffing levels. Together, these investments are transforming Longview Fibre into a company we believe will be more able to weather the cyclical ebbs of the paper and corrugated container industries."

Fourth Fiscal Quarter 2004 Compared With Fourth Fiscal Quarter 2003:
Timber segment sales in the fourth fiscal quarter of 2004 totaled $42.5 million, a 0.9 percent increase compared with sales of $42.1 million in last year’s fourth fiscal quarter. Fourth quarter log sales increased 9.1 percent as an 18.0 percent increase in average log prices more than offset a 7.5 percent decline in log volume which was in line with our quarterly harvest target. Domestic log volume decreased 5.9 percent but was offset by a 22.1 percent increase in average prices; export log volume declined 13.7 percent, partially offset by a 9.5 percent increase in average prices, compared to the fourth quarter of 2003. Lumber sales decreased 26.7 percent on a 40.5 percent volume decline, partially offset by 23.0 percent higher average prices. Timber segment operating profit totaled $19.6 million, a 22.0 percent improvement over timber segment operating profit of $16.1 million in the same period last year.
In the company’s paper and paperboard segment, fourth quarter sales increased 20.8 percent from last year’s fourth quarter, to $65.0 million from $53.8 million. The segment achieved operating profit of $5.4 million in the fourth quarter of fiscal 2004 compared with an operating loss of $1.2 million in the same period last year. The utilization rate at the company’s Longview mill during the fourth quarter of fiscal 2004 was approximately 86 percent, compared with 83 percent in the third quarter of fiscal 2004 and 75 percent in last year’s fourth quarter. The company expects a utilization rate of approximately 75 percent in the first quarter of fiscal 2005, reflecting the normal low seasonality of that period, but well above the unusually low 62 percent utilization rate experienced in the first quarter of fiscal 2004.
Fourth quarter paper sales increased 21.7 percent, to $51.8 million from $42.6 million last year, on a 20.1 percent volume increase, minimally offset by a 0.5 percent decrease in average price. Domestic paper sales increased 23.5 percent on a 23.2 percent increase in volume partially offset by a 1.5 percent decline in average prices compared with last year’s fourth quarter, due primarily to a change in product mix. Export paper sales increased 13.6 percent as volume expanded 9.8 percent and average prices increased 2.6 percent.
Fourth quarter paperboard sales increased 17.6 percent, to $13.1 million from $11.2 million last year, on a 15.2 percent volume increase coupled with a 3.7 percent increase in average price. Domestic paperboard sales declined 0.6 percent, reflecting a 4.8 percent volume decrease, offset by a 5.6 percent increase in average price. Export paperboard sales, including sales of unbleached kraft pulp rolls, increased 42.4 percent driven by a 37.7 percent volume increase and 4.6 percent higher average price. Continued weakening of the U.S. dollar helped the company increase prices in U.S. dollars for the Asian market place.
The company’s converted products segment reported fourth quarter sales of $119.9 million, 7.1 percent higher than last year’s fourth quarter sales of $111.9 million. Volume increased 6.3 percent along with a 0.7 percent increase in average price. Including the loss recorded on sale of the company's two bag plants in October 2004, the converted products segment incurred an operating loss of $0.5 million compared with an operating loss of $0.4 million in the fourth quarter of fiscal 2003.
Capital expenditures totaled $16.1 million during the fourth quarter. During that quarter, the company paid down $13.0 million of debt, ending the fiscal year at $482.2 million of total borrowed debt, a reduction of $24.8 million from October 31, 2003 and down $160.9 million from the peak balance of $643.1 million at January 31, 2002.
At its regularly scheduled December 2004 board meeting, the Board of Directors voted to authorize payment of a regular quarterly dividend of $0.02 per share payable January 10, 2005 to shareholders of record at the close of business December 24, 2004. This modest dividend was determined to be consistent with the company's debt reduction goals.

Full Year Results
Timber segment sales in fiscal year 2004 were $192.8 million, up 18.3 percent compared with sales of $163.0 million for fiscal year 2003; timber segment operating profit totaled $90.0 million in fiscal year 2004 compared with $64.1 million in fiscal 2003. Paper and paperboard segment sales in fiscal year 2004 were $225.7 million, an increase of 11.4 percent compared with sales of $202.5 million for fiscal 2003. Full year operating loss from the paper and paperboard segment totaled $13.6 million, compared with an operating loss of $10.8 million in fiscal 2003. Converted products segment sales in fiscal year 2004 were $412.6 million, an increase of 1.2 percent compared with sales of $407.8 million for fiscal 2003. Full year operating loss from the converted products segment totaled $17.5 million, compared with an operating loss of $8.8 million in fiscal 2003. Interest expense declined $5.6 million in 2004, to $37.5 million compared to $43.1 million in 2003, reflecting a $24.8 million reduction in total debt during the year and a new credit facility bearing lower interest rates that took effect in the first quarter of fiscal 2004. Pension income in fiscal 2004 was approximately $2.0 million lower than in fiscal 2003. Capital expenditures for fiscal 2004, including $24.9 million for the timber segment, totaled $70.7 million, compared with $36.8 million in fiscal 2003.

Investor Conference Call
The company will host a conference call Wednesday, January 5, 2005 at 11:00 a.m. EST, available to interested parties by dialing 888-396-2386 within the U.S. and Canada, or 617-847-8712 from other locations, passcode 79089501. A telephone replay of the conference call will be available until midnight January 12, 2005 and can be accessed from the United States and Canada at 888-286-8010, and 617-801-6888 from other locations; pass code: 11907562. The call is also being webcast by CCBN and can be accessed until January 5, 2006 at Longview Fibre’s web site at www.longviewfibre.com where a copy of this press release and supplemental financial information will be available at or prior to the conference call.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 585,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 15 converting plants in 12 states; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web-site at www.longviewfibre.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements concerning sustained or increased demand for the company's products; the stability of the timber segment income and cash flow; the strengthening of the U.S. manufacturing economy, the ability to operate at optimum levels; realizing greater operating leverage from any upturn in demand for the company's products; anticipated benefits of investments in the company and the company's ability to weather industry cycles; capacity utilization, including utilization rates of the Longview mill; future reductions of debt; the company's operating leverage and competitive position; and future dividend levels. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events could differ materially from those anticipated by the company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the company’s customers or competitors affecting supply of or demand for the company’s products; changes in product and energy prices; the inability to successfully implement, or obtain the benefits of, further efforts in business process improvement initiatives and other investments in the company's business; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and unforeseen developments in the company’s business, including unforeseen capital requirements or reduced cash from operations. The company does not undertake any obligation to update forward-looking statements should circumstances or the company’s estimates or projections change.
(Financial Tables Follow)
# # #

CONSOLIDATED STATEMENT OF INCOME
	THREE MONTHS ENDED OCT. 31 UNAUDITED		TWELVE MONTHS ENDED OCT. 31 AUDITED
(thousands except per share)	2004	2003	2004	2003
Net sales	$227,370	$207,828	$831,166	$773,337
Cost of products sold, including outward freight	181,226	174,514	689,470	656,581
Gross profit	46,144	33,314	141,696	116,756
Selling, administrative and general expenses	21,593	18,857	82,752	72,154
Operating profit	24,551	14,457	58,944	44,602
Interest income	61	55	188	327
Interest expensed	(9,317)	(10,159)	(37,493)	(43,099)
Miscellaneous	354	1,455	1,262	6,724
Income before income taxes	15,649	5,808	22,901	8,554
Provision (benefit) for taxes on income	6,317	2,184	9,000	3,200

Net income	$9,332	$3,624	$13,901	$5,354
Per share	$0.18	$0.07	$0.27	$0.10
Dividend paid per share	$0.05	$-	$0.05	$0.04
Average shares outstanding	51,077	51,077	51,077	51,077

SEGMENT INFORMATION
	THREE MONTHS ENDED OCT. 31 UNAUDITED		TWELVE MONTHS ENDED OCT. 31 AUDITED
(thousands)	2004	2003	2004	2003
Net sales:
Timber	$42,511	$42,120	$192,840	$163,000
Paper and paperboard	64,962	53,776	225,682	202,549
Converted products	119,897	111,932	412,644	407,788
	$227,370	$207,828	$831,166	$773,337

Operating profit:
Timber	$19,596	$16,062	$90,039	$64,145
Paper and paperboard	5,410	(1,194)	(13,611)	(10,780)
Converted products	(455)	(411)	(17,484)	(8,763)
	$24,551	$14,457	$58,944	$44,602

OTHER INFORMATION
	THREE MONTHS ENDED OCT. 31 UNAUDITED		TWELVE MONTHS ENDED OCT. 31 AUDITED
(thousands)	2004	2003	2004	2003
Sales:
Logs, thousands of board feet	62,275	67,348	269,372	259,466
Lumber, thousands of board feet	15,244	25,632	96,447	95,565
Paper, tons	83,709	69,693	302,429	280,919
Paperboard, tons	34,727	30,152	121,987	92,353
Converted products, tons	147,433	138,695	511,923	505,797
Logs, $/thousand board feet	$570	$483	$566	$503
Lumber, $/thousand board feet	460	374	419	340
Paper, $/ton FOB mill equivalent	572	575	562	569
Paperboard, $/ton FOB mill equivalent	365	352	348	346
Converted products, $/ton	813	807	806	806

CONSOLIDATED BALANCE SHEET
                                                                                                                                                                                                                                                                                                                                     October 31

(dollars in thousands except per share)	2004	2003
ASSETS
Current assets:
Accounts and notes receivable	$111,723	$99,754
Allowance for doubtful accounts	1,350	1,350
Inventories	83,523	65,348
Other	7,800	7,109
Total current assets	201,696	170,861
Capital assets:
Buildings, machinery and equipment at cost	1,828,195	1,815,959
Accumulated depreciation	1,139,390	1,094,266
Costs to be depreciated in future years	688,805	721,693
Plant sites at cost	3,549	3,549
	692,354	725,242
Timber at cost less depletion	196,440	185,216
Roads at cost less amortization	8,631	8,481
Timberland at cost	24,598	20,168
	229,669	213,865
Total capital assets	922,023	939,107
Pension and other assets	147,211	145,436
	$1,270,930	$1,255,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$12,370	$11,190
Accounts payable	66,063	53,132
Short-term borrowings	10,000	44,000
Payrolls payable	15,897	13,465
Other taxes payable	9,100	8,465
Current installments of long-term debt	30,000	-
Total current liabilities	143,430	130,252
Long-term debt	442,148	462,903
Deferred taxes - net	204,783	195,410
Other liabilities	36,915	34,532
Commitments	-	-
Shareholders’ equity:
Preferred stock; authorized 2,000,000 shares	-	-
Common stock, ascribed value $1.50 per share;
authorized 150,000,000 shares; issued 51,076,567	76,615	76,615
Additional paid-in capital	3,306	3,306
Retained earnings	363,733	352,386
Total shareholders’ equity	443,654	432,307
	$1,270,930	$1,255,404

CONSOLIDATED STATEMENT OF CASH FLOWS                                                                                                                                                                                                                                           Years Ended October 31

(thousands)	2004	2003
Cash provided by (used for) operations:
Net income	$13,901	$5,354
Charges to income not requiring cash:
Depreciation	70,906	70,737
Depletion and amortization	8,612	7,510
Deferred taxes - net	8,877	3,668
(Gain) loss on disposition of capital assets	5,039	(3,368)

Change in:
Accounts and notes receivable	(11,969)	2,176
Taxes on income, refundable	-	2,293
Inventories	(18,175)	6,241
Other	(195)	349
Pension and other noncurrent assets	(1,775)	(10,590)
Accounts, payrolls and other taxes payable	14,254	7,984
Other noncurrent liabilities	2,436	3,727
Cash provided by operations	91,911	96,081

Cash provided by (used for) investing:
Additions to: Plant and equipment	(45,796)	(31,815)
Timber and timberlands	(24,946)	(4,970)
Proceeds from sale of capital assets	3,269	12,092
Cash used for investing	(67,473)	(24,693)

Cash provided by (used for) financing:
Additions to long-term debt	89,192	-
Reduction in long-term debt	(80,000)	(109,209)
Short-term borrowings	(34,000)	42,000
Payable to bank resulting from checks in transit	1,180	3,726
Accounts payable for construction	1,744	(5,862)
Cash dividends	(2,554)	(2,043)
Cash used for financing	(24,438)	(71,388)

Change in cash position	-	-
Cash position, beginning of year	-	-
Cash position, end of year	$-	$-

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest (net of amount capitalized)	$36,822	$40,859
Capitalized interest	876	1,278
Income taxes	113	(2,394)